Exhibit 99.1

Oxford Immunotec Appoints Stefan Linn as Chief Operating Officer

OXFORD, United Kingdom and MARLBOROUGH, Mass., August 30, 2017 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq:OXFD), a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions, today announced the appointment of Stefan Linn as Chief Operating Officer.

Mr. Linn joins Oxford Immunotec with extensive experience building and leading companies through growth strategies, operational improvements, and acquisitions. Most recently, Mr. Linn served as Senior Vice President, Strategy and Commercial Operations, for IMS Health Holdings, Inc. In this role, he was responsible for advancing IMS Health’s global growth agenda, including leading strategic planning and commercial operations activities, expansion of the company’s product offering, and the identification and integration of acquisitions.

“We are delighted to welcome Stefan to the Oxford Immunotec team and to announce this additional progress in strengthening our management team,” said CEO, Dr. Peter Wrighton-Smith. “Stefan’s decades of broad operational and commercial experience will be very beneficial as we advance the Company through the next phase of rapid growth.”

Mr. Linn joined IMS Health from TPG Capital, where he worked with TPG’s healthcare and consumer portfolio companies to drive operating improvements. Prior to joining TPG, Mr. Linn was a Senior Vice President at McKesson Corporation, where he was responsible for marketing strategy, product development and customer programs. During his tenure at McKesson, Mr. Linn also served as President of Health Mart, and oversaw McKesson’s consumer products division, packaging business RxPack, and the McKesson Patient Relationship Solutions division. Earlier in his career, Mr. Linn was a Vice President at Merck-Medco Managed Care, LLC, and also worked for McKinsey & Company. He holds a B.A. in Economics from the University of Dallas and an M.B.A. from the University of California at Berkeley.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions.  The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection.  The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China.  The Company's second product line is a range of assays for tick-borne diseases, such as Lyme disease, obtained through the acquisitions of Imugen and Immunetics.  Also obtained through the acquisitions is the Company's third product line focused on screening for Babesia in donated blood, for which the Company is currently seeking FDA licensure.  The T-SPOT.CMV test and the T-SPOT.PRT test are pipeline products as part of the Company's fourth intended product line focused on the transplantation market.  In addition to these four product lines, the Company has additional active development programs in other immune-regulated conditions.  The Company is headquartered near Oxford, U.K. and in Marlborough, Mass.  Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.  Immunetics is a trademark of Immunetics, Inc.

CONTACTS:

For Media and Investor Inquiries:
Karen Koski
Head of Strategy and Investor Relations
Oxford Immunotec
Tel: +1 (508) 556-1377
kkoski@oxfordimmunotec.com